Filed Pursuant to Rule 424(b)(2)
Registration No. 333-231096

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 10, 2020)

THE REPUBLIC OF KOREA

€700,000,000 ZERO COUPON NOTES DUE 2025

US$625,000,000 1.000% NOTES DUE 2030

The €700,000,000 aggregate principal amount of zero coupon notes due 2025 (the “Euro-denominated Notes”) will mature on September 16, 2025 and the US$625,000,000 aggregate principal amount of 1.000% notes due 2030 (the “U.S. dollar-denominated Notes”) will mature on September 16, 2030. The Euro-denominated Notes will bear no interest and the U.S. dollar-denominated Notes will bear interest at the rate of 1.000% per year. No interest payments will be made on the Euro-denominated Notes. Interest on the U.S. dollar-denominated Notes is payable on March 16 and September 16 of each year, beginning on March 16, 2021. The Republic will not have any right to redeem the Notes prior to maturity. Except as described in the accompanying prospectus under “Description of the Debt Securities—Global Securities,” the Euro-denominated Notes will be represented by one or more global notes registered in the name of a nominee of the common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), and the U.S. dollar-denominated Notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Euro-denominated Notes		U.S. dollar-denominated Notes
	Per Note	Total	Per Note	Total
Public offering price	100.296%	€702,072,000	98.139%	US$	613,368,750
Underwriting discounts	0.150%	€1,050,000	0.150%	US$	937,500
Proceeds to the Republic (before expenses)(1)	100.146%	€701,022,000	97.989%	US$	612,431,250

(1)	The underwriters have agreed to pay certain expenses of the Republic in connection with this offering. For more information, see “Underwriting” in this prospectus supplement.

In addition to the public offering price to the public, you will have to pay for interest accrued on the Notes from September 16, 2020, if any.

The Notes will be designated “enhanced collective action debt securities” (as defined in “Description of the Debt Securities—Events of Default—Enhanced Collective Action Debt Securities” and “Description of the Debt Securities—Modifications and Amendments; Debt Securityholders’ Meetings—Enhanced Collective Action Debt Securities” in the accompanying prospectus). See “Summary” and “Description of the Notes—General.”

Applications have been made to the Singapore Exchange Securities Trading Limited (the “Singapore Stock Exchange”) for the listing and quotation of the Notes on the Singapore Stock Exchange. In addition, the Euro-denominated Notes will also be listed on the Frankfurt Stock Exchange in the Open Market. The Singapore Stock Exchange assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of the Notes on, the Singapore Stock Exchange are not to be taken as an indication of the merits of the Republic or the Notes. Currently, there is no public market for the Notes.

The underwriters expect to deliver the Euro-denominated Notes to investors only through the book-entry facilities of Euroclear and Clearstream, and the U.S. dollar-denominated Notes to investors through the book-entry facilities of DTC, in each case on or about September 16, 2020.

Joint Bookrunners

BNP PARIBAS	BofA Securities	Citigroup	J.P. Morgan	Mirae Asset Daewoo	Standard Chartered Bank

The date of this prospectus supplement is September 9, 2020.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. The Republic has not authorized anyone to provide you with different information. The Republic is not making an offer of the Notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, all references to “Korea” or the “Republic” contained in this prospectus supplement are to The Republic of Korea. All references to the “Government” are to the government of Korea.

Unless otherwise indicated, all references to “Euro-denominated Notes” contained in this prospectus supplement are to the €700,000,000 aggregate principal amount of zero coupon notes due 2025 and all references to “U.S. dollar-denominated Notes” contained in this prospectus supplement are to the US$625,000,000 aggregate principal amount of 1.000% notes due 2030. Unless otherwise indicated, all references to the “Notes” are to the Euro-denominated Notes and the U.S. dollar-denominated Notes, collectively.

Unless otherwise indicated, all references to “won”, “Won” or “￦” contained in this prospectus supplement are to the currency of Korea, references to “U.S. dollars”, “Dollars”, “dollars”, “$” or “US$” are to the currency of the United States of America and references to “Euro”, “EUR” or “€” are to the uniform currency of the European Union.

All references to the “Singapore Stock Exchange” contained in this prospectus supplement are to the Singapore Exchange Securities Trading Limited.

IMPORTANT NOTICES

MIFID II product governance / Professional investors and ECPs only target market—Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Euro-denominated Notes has led to the conclusion that: (i) the target market for the Euro-denominated Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Euro-denominated Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Euro-denominated Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Euro-denominated Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK Financial Promotion Legend—This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in the Republic’s prospectus dated August 10, 2020. The accompanying prospectus contains information regarding the Republic,

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as well as a description of some terms of the Notes. You can find further information regarding the Republic and the Notes in registration statement no. 333-231096, as amended (the “registration statement”), relating to the debt securities of the Republic, which is on file with the Securities and Exchange Commission.

THE GOVERNMENT IS RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

The Government is responsible for the accuracy of the information in this prospectus supplement and the accompanying prospectus and confirms that, to the best of the Government’s knowledge, the information contained in this prospectus supplement and the accompanying prospectus is in accordance with facts and that the Government has included all facts that should be included not to mislead potential investors. The delivery of this prospectus supplement and the accompanying prospectus at any time does not imply that any information contained in this prospectus supplement and the accompanying prospectus is correct at any time subsequent to the date of this prospectus supplement.

The Singapore Stock Exchange assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of the Notes on, the Singapore Stock Exchange are not to be taken as an indication of the merits of the Republic or the Notes.

NOTIFICATION UNDER SECTION 309B(1)(C) OF THE SECURITIES AND FUTURES ACT, CHAPTER 289 OF SINGAPORE (THE “SFA”)

The Republic has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer, and it is prohibited to use them to make an offer, in any state or country which prohibits the offering. For a description of some restrictions on the offering and sale of the Notes and the distribution of this prospectus supplement and the accompanying prospectus, see “Underwriting—Non-U.S. Selling Restrictions” beginning on page S-20 of this prospectus supplement.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Non-U.S. Selling Restrictions—Korea” on page S-20 of this prospectus supplement.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE “UNDERWRITING” IN THIS PROSPECTUS SUPPLEMENT.

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Prospectus Supplement

Prospectus

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SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of the Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

Issuer	The Republic of Korea.

Notes	€700,000,000 aggregate principal amount of zero coupon notes due 2025 and US$625,000,000 aggregate principal amount of 1.000% notes due 2030.

Maturity Date	The Euro-denominated Notes will mature on September 16, 2025 and the U.S. dollar-denominated Notes will mature on September 16, 2030.

Interest	The Euro-denominated Notes will bear no interest and the U.S. dollar-denominated Notes will bear interest at the rate of 1.000% per year. Interest on the U.S. dollar-denominated Notes will be computed based on a 360-day year consisting of twelve 30-day months.

Interest Payment Dates	No interest payments will be made on the Euro-denominated Notes. Interest on the U.S. dollar-denominated Notes will be paid twice each year on March 16 and September 16 of each year, beginning on March 16, 2021. No interest will accrue on the Euro-denominated Notes. Interest on the U.S. dollar-denominated Notes will accrue from September 16, 2020.

Denominations	The Euro-denominated Notes will be issued in denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof and the U.S. dollar-denominated Notes will be issued in denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption	The Republic may not redeem the Notes prior to maturity.

Form and Settlement

The Republic will issue the Euro-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of, and deposited with the common depositary for, Euroclear and Clearstream. The Republic will issue the U.S. dollar-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Debt Securities—Global Securities” and in this prospectus supplement under “Description of the Notes—Form and Registration—Certificated Notes,” the global notes will not be exchangeable for Notes in definitive registered form and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, Euroclear and Clearstream, as the case may be, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the U.S. dollar-denominated Notes through Euroclear or Clearstream if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Ownership of beneficial interests in the Euro-denominated Notes will be limited to persons who are participants in Euroclear and Clearstream and persons who hold interests through such participants. Any secondary market trading of book-entry interests in the U.S. dollar-denominated Notes will take place through DTC participants, including Euroclear and Clearstream. Any secondary market trading of book-entry interests in the Euro-denominated Notes will take place through Euroclear and Clearstream participants. See “Clearance and Settlement”.

Listing and Markets	Applications have been made to the Singapore Stock Exchange for the listing and quotation of the Notes on the Singapore Stock Exchange. In addition, the Euro-denominated Notes will also be listed on the Frankfurt Stock Exchange in the Open Market. For so long as the Notes are listed on the Singapore Stock Exchange and the rules of the Singapore Stock Exchange so require, the Notes, if traded on the Singapore Stock Exchange, will be traded in a minimum board lot size of S$200,000 (or its equivalent in foreign currencies). Accordingly, the Euro-denominated Notes and the U.S. dollar-denominated Notes, if traded on the Singapore Stock Exchange, will be traded in a minimum board lot size of €200,000 and US$200,000, respectively. The Republic will offer the Notes for sale in countries in the Americas, Europe, Asia and elsewhere where it is legal to make such offers.

Status of Notes	The Notes will constitute direct, general, unconditional and unsubordinated External Indebtedness (as defined in “Description of the Debt Securities—Status of Debt Securities” in the accompanying prospectus) of the Republic for which the full faith and credit of the Republic is pledged. The Notes will rank without any preference among themselves and equally with all other unsubordinated External Indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Notes ratably with payments being made under any other External Indebtedness of the Republic. See “Description of the Notes—Status of the Notes” in this prospectus supplement and “Description of the Debt Securities—Status of Debt Securities” in the accompanying prospectus.

Negative Pledge

Subject to certain exceptions, if any of the Notes are outstanding, the Republic will not create or permit to subsist any Security Interest (as defined in “Description of the Debt Securities—Negative Pledge Covenant” in the accompanying prospectus) on the Republic’s assets as security for any of the Republic’s Public External Indebtedness (as defined in “Description of the Debt Securities—Negative Pledge Covenant” in the accompanying prospectus), unless the Notes are secured equally and ratably with such Public External Indebtedness. See “Description of the Debt Securities—Negative Pledge Covenant” in the accompanying prospectus.

Delivery of the Notes	The Republic expects to make delivery of the Notes, against payment in same-day funds on or about September 16, 2020, which the Republic expects will be the fifth business day following the date of this prospectus supplement, referred to as “T+5”. You should note that initial trading of the Notes may be affected by the “T+5” settlement. See “Underwriting—Delivery of the Notes” in this prospectus supplement.

Taxation	The Republic will make all payments of principal of and interest on the Notes without withholding or deducting any present or future taxes imposed by the Republic or any of its political subdivisions, unless required by law. In that event, the Republic will pay additional amounts as necessary to ensure that you receive the same amount as you would have received without such withholding or deduction, subject to certain exceptions provided in the accompanying prospectus. See “Description of the Debt Securities—Additional Amounts” in the accompanying prospectus. For a description of certain United States tax aspects of the Notes, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

Fiscal Agent	The Bank of New York Mellon.

Paying Agent for the Euro-denominated Notes	The Bank of New York Mellon, London Branch.

Registrar and Transfer Agent for the Euro-denominated Notes	The Bank of New York Mellon SA/NV, Luxembourg Branch.

Further Issues	The Republic may, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes (except for the public offering price and issue date) and consolidate such additional debt securities to form a single series with the Notes. See “Description of the Debt Securities— Further Issues of Debt Securities” in the accompanying prospectus.

Use of Proceeds	The net proceeds from the sale of the Notes will become part of the Foreign Exchange Stabilization Fund established and managed under the Korean Foreign Exchange Transactions Act. See “Use of Proceeds” in the accompanying prospectus.

Governing Law	The Notes and the fiscal agency agreement will be governed by the laws of the State of New York. The laws of the Republic will govern all matters governing the authorization, execution and delivery of the Notes and the fiscal agency agreement by the Republic.

Enhanced Collective Action Clauses	The Notes will be designated “enhanced collective action debt securities” (as defined in “Description of the Debt Securities—Events of Default—Enhanced Collective Action Debt Securities” and

“Description of the Debt Securities—Modifications and Amendments; Debt Securityholders’ Meetings—Enhanced Collective Action Debt Securities” in the accompanying prospectus) and will contain certain provisions, commonly referred to in this prospectus supplement and the accompanying prospectus as “enhanced collective action clauses”, regarding acceleration and voting on amendments, modifications and waivers. As such, the Notes will contain provisions under which the Republic may, among other things, amend the payment provisions and certain other material terms of the Notes with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not the “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. See “Description of the Debt Securities—Events of Default—Enhanced Collective Action Debt Securities” and “Description of the Debt Securities—Modifications and Amendments; Debt Securityholders’ Meetings—Enhanced Collective Action Debt Securities” in the accompanying prospectus.

RECENT DEVELOPMENTS

This section provides information that supplements the information about the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated August 10, 2020. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

The Economy

Gross Domestic Product

Based on preliminary data, GDP in the second quarter of 2020 contracted by 2.7% at chained 2015 year prices, primarily due to a decrease in exports of goods and services by 13.0% and a decrease in private consumption expenditures by 4.0%, each compared with the corresponding period of 2019, as a result of the ongoing global outbreak of the COVID-19 pandemic.

Principal Sectors of the Economy

Prices, Wages and Employment

In the first half of 2020, the inflation rate was 0.6% and the unemployment rate was 4.3%.

The Financial System

Securities Markets

The Korea Composite Stock Price Index was 2,249.4 on July 31, 2020, 2,326.2 on August 31, 2020 and 2,368.3 on September 4, 2020.

Monetary Policy

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was Won 1,191.4 to US$1.00 on July 31, 2020, Won 1,185.1 to US$1.00 on August 31, 2020 and Won 1,187.5 to US$1.00 on September 4, 2020.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account surplus of US$19.2 billion in the first half of 2020. The current account surplus in the first half of 2020 decreased from the current account surplus of US$22.6 billion in the corresponding period of 2019, primarily due to a decrease in surplus from the goods account as a result of the ongoing global outbreak of the COVID-19 pandemic.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$10.8 billion in the first half of 2020. Exports decreased by 11.3% to US$240.6 billion in the first half of 2020 from US$271.1 billion in the corresponding period of 2019, primarily due to adverse global economic conditions resulting mainly from the ongoing global outbreak of the COVID-19 pandemic. Imports decreased by 9.0% to US$229.8 billion in the first half of 2020 from US$252.6 billion in the corresponding period of 2019, primarily due to a decrease in oil prices, which also led to decreased unit prices of other major raw materials, as well as decreased domestic consumption, which were mainly attributed to the ongoing global outbreak of the COVID-19 pandemic.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$419.0 billion as of August 31, 2020.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes the Republic is offering. The following description is only a summary. The Republic urges you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. The Republic has filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement.

The Notes are a series of debt securities more fully described in “Description of the Debt Securities” in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

General

The Republic will issue the Euro-denominated Notes and the U.S. dollar-denominated Notes under the fiscal agency agreement, dated as of April 17, 1998, as amended by Amendment No. 1 dated June 3, 2003 and Amendment No. 2 dated July 17, 2018, between the Republic and The Bank of New York Mellon, as fiscal agent.

The Notes will constitute direct, general, unconditional and unsubordinated obligations of the Republic for which the full faith and credit of the Republic is pledged. The aggregate principal amount of the Euro-denominated Notes will be €700,000,000 and will mature on September 16, 2025. The aggregate principal amount of the U.S. dollar-denominated Notes will be US$625,000,000 and will mature on September 16, 2030. The Euro-denominated Notes will be issued in denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof. The U.S. dollar-denominated Notes will be issued in denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof.

The Notes will be designated “enhanced collective action debt securities” (as defined in “Description of the Debt Securities—Events of Default—Enhanced Collective Action Debt Securities” and “Description of the Debt Securities—Modifications and Amendments; Debt Securityholders’ Meetings—Enhanced Collective Action Debt Securities” in the accompanying prospectus) and will contain certain provisions, commonly referred to in this prospectus supplement and the accompanying prospectus as “enhanced collective action clauses”, regarding acceleration and voting on amendments, modifications and waivers. As such, the Notes will contain provisions under which the Republic may, among other things, amend the payment provisions and certain other material terms of the Notes with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not the “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. See “Description of the Debt Securities—Events of Default— Enhanced Collective Action Debt Securities” and “Description of the Debt Securities—Modifications and Amendments; Debt Securityholders’ Meetings—Enhanced Collective Action Debt Securities” in the accompanying prospectus.

Payment of Principal and Interest

Euro-denominated Notes

The Euro-denominated Notes will bear no interest. No interest payments will be made on the Euro-denominated Notes. Principal of the Euro-denominated Notes will be payable at par. Upon receipt of any payment of principal of the Euro-denominated Notes, the common depositary will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of Euro-denominated Notes as shown on the records of the common depositary. Payments by Euroclear and Clearstream participants to owners of beneficial interests in the Euro-denominated Notes held through such participants will be the responsibility of such participants, as is in the case with securities held for accounts of customers registered in “street name”. The Republic will have no responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Euro-denominated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Principal of the Euro-denominated Notes will be payable in Euros. In any case where the due date for the payment of the principal of the Euro-denominated Notes will be, at any place from which any check for such payment is to be mailed or where such Euro-denominated Note is to be surrendered for payment or, in the case of payments by transfer, where such transfer is to be made, (i) a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is not operating or (ii) a day on which commercial banks are not open for dealings in Euro deposits in the London interbank market, then such payment need not be made on such date at such place but may be made on the next succeeding day at such place which is not a day on which banking institutions are authorized or obligated by law to close, the TARGET System is not operating or commercial banks are not open for dealings in Euro deposits in the London interbank market, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

U.S. dollar-denominated Notes

The U.S. dollar-denominated Notes will bear interest at 1.000% per year from September 16, 2020. Interest on the U.S. dollar-denominated Notes will be payable semi-annually on March 16 and September 16 of each year, beginning on March 16, 2021. Interest payable on the U.S. dollar-denominated Notes on any interest payment date will be payable to the person in whose name such U.S. dollar-denominated Notes are registered at the close of business on the fifteenth day (whether or not a business day) next preceding such interest payment date, which for so long as the U.S. dollar-denominated Notes are in book-entry form will generally be Cede & Co., as DTC’s nominee. Principal of the U.S. dollar-denominated Notes will be payable at par. Upon receipt of any payment of principal of or interest on the U.S. dollar-denominated Notes, DTC will credit DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of U.S. dollar-denominated Notes as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the U.S. dollar-denominated Notes held through DTC participants will be the responsibility of such participants, as is in the case with securities held for accounts of customers registered in “street name”. The Republic will have no responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the U.S. dollar-denominated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Principal of and interest on the U.S. dollar-denominated Notes will be payable in U.S. dollars or in such other coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts. Interest on the U.S. dollar-denominated Notes will be computed on the basis of a 360-day year of twelve 30-day months. In any case where the due date for the payment of the principal of or interest on the U.S. dollar-denominated Notes will be, at any place from which any check for such payment is to be mailed or where such U.S. dollar-denominated Note is to be surrendered for payment or, in the case of payments by transfer, where such transfer is to be made, a day on which banking institutions in New York City are authorized or obligated by law to close, then such payment need not be made on such date at such place but may be made on the next succeeding day at such place which is not a day on which banking institutions are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Status of the Notes

The Notes will constitute direct, general, unconditional and unsubordinated External Indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The Notes will rank without any preference among themselves and equally with all other unsubordinated External Indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Notes ratably with payments being made under any other External Indebtedness of the Republic. See “Description of the Debt Securities—Status of Debt Securities” in the accompanying prospectus.

Redemption

The Republic may not redeem the Notes prior to maturity. At maturity, the Republic will redeem the Notes at par.

Purchase of Notes by the Republic

The Republic may at any time purchase or acquire any of the Notes in any manner and at any price. The Notes which are purchased or acquired by the Republic may, at the Republic’s discretion, be held, resold or surrendered to the fiscal agent for cancellation.

Governing Law

The Notes and the fiscal agency agreement will be governed by the laws of the State of New York. The laws of Korea will govern all matters governing the authorization, execution and delivery of the Notes and the fiscal agency agreement by the Republic.

Notices

Notices will be mailed to holders of the Notes (which will be a nominee of Euroclear and Clearstream for the Euro-denominated Notes and a nominee of DTC for the U.S. dollar-denominated Notes as long as the Notes are held in global form) at their registered addresses and shall be deemed to have been given on the date of such mailing. The Republic will ensure that notices are duly given or published in a manner which complies with the rules and regulations of any stock exchange on which the Notes are for the time being listed. The Notes are expected to be listed on the Singapore Stock Exchange. In addition, the Euro-denominated Notes will also be listed on the Frankfurt Stock Exchange in the Open Market.

Fiscal Agent

The duties of the fiscal agent will be governed by the fiscal agency agreement. The Republic may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent. The fiscal agent is the agent of the Republic, is not a trustee for the holders of the Notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

For so long as the Notes are listed on the Singapore Stock Exchange and the rules of the Singapore Stock Exchange so require, in the event any global notes are exchanged for certificated notes, the Republic will appoint and maintain a paying agent in Singapore, where the certificated notes may be presented or surrendered for payment or redemption. In addition, in the event any global notes are exchanged for certificated notes, an announcement of such exchange will be made by or on behalf of the Republic through the Singapore Stock Exchange. Such announcement will include all material information with respect to the delivery of the certificated notes, including details of the paying agent in Singapore.

Form and Registration

General

The Euro-denominated Notes will be represented by one or more fully registered global notes, which will be deposited with the common depositary for, and registered in the name of a nominee of, Euroclear and Clearstream. The U.S. dollar-denominated Notes will be represented by one or more fully registered global notes, which will be deposited with a custodian for, and registered in the name of a nominee of, DTC. Except in the limited circumstances described under “—Certificated Notes” below, beneficial interests in the Notes will only be recorded by book-entry and owners of beneficial interests in the Notes will not be entitled to receive physical delivery of certificated notes representing the Notes.

Euro-denominated Global Notes

Upon the issuance of the global notes for the Euro-denominated Notes, the common depositary for Euroclear and Clearstream will credit, on its internal system, the respective principal amounts of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with Euroclear and Clearstream. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in a global note for the Euro-denominated Notes will be limited to persons who have accounts with Euroclear and Clearstream (“Euroclear/Clearstream participants”) or persons who hold interests through Euroclear/Clearstream participants. Ownership of beneficial interests in the global notes for the Euro-denominated Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear and Clearstream or its nominee (with respect to interests of Euroclear/Clearstream participants) and the records of agent members (with respect to interests of persons other than Euroclear/Clearstream participants).

So long as the nominee of the common depositary for Euroclear and Clearstream is the holder of a global note for the Euro-denominated Notes, the nominee of the common depositary for Euroclear and Clearstream will be considered the holder of the Euro-denominated Notes represented by such global note for all purposes under the fiscal agency agreement and the Euro-denominated Notes. No beneficial owner of an interest in a global note for the Euro-denominated Notes will be able to transfer that interest except in accordance with Euroclear and Clearstream’s applicable procedures (in addition to those under the Notes referred to in this prospectus supplement) unless the Republic issues certificated notes as described under “—Certificated Notes” below.

Investors may hold their interests in the global notes for the Euro-denominated Notes directly through Euroclear and Clearstream, if they are Euroclear/Clearstream participants, or indirectly through organizations that are Euroclear/Clearstream participants.

Payments of the principal of the global notes for the Euro-denominated Notes will be made to the nominee of the common depositary for Euroclear and Clearstream, as the holder of such global notes. None of the Republic, the underwriters or the fiscal agent will have any responsibility or liability for any aspect of the records relating to or payments made to an account of beneficial ownership interests in the global notes for the Euro-denominated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Republic expects that Euroclear and Clearstream, upon receipt of any payment of principal of a global note for the Euro-denominated Notes held by the common depositary for Euroclear and Clearstream, will immediately credit Euroclear/Clearstream participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of the common depositary for Euroclear and Clearstream. The Republic also expects that payments by Euroclear/Clearstream participants to owners of beneficial interests in such global note held through such Euroclear/Clearstream participants will be governed by standing instructions and customary practices. Such payments will be the responsibility of such Euroclear/Clearstream participants.

U.S. dollar-denominated Global Notes

Upon the issuance of the global notes for the U.S. dollar-denominated Notes, DTC or its nominee will credit, on its internal system, the respective principal amounts of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with DTC. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in a global note for the U.S. dollar-denominated Notes will be limited to persons (including Euroclear and Clearstream) who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. Ownership of beneficial interests in the global notes for the U.S. dollar-denominated Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC participants) and the records of agent members (with respect to interests of persons other than DTC participants).

So long as DTC or its nominee is the holder of a global note for the U.S. dollar-denominated Notes, DTC or its nominee, as the case may be, will be considered the holder of the U.S. dollar-denominated Notes represented by such global note for all purposes under the fiscal agency agreement and the U.S. dollar-denominated Notes. No beneficial owner of an interest in a global note for the U.S. dollar-denominated Notes will be able to transfer that interest except in accordance with DTC’s applicable procedures (in addition to those under the Notes referred to in this prospectus supplement and, if applicable, those of Euroclear and Clearstream) unless the Republic issues certificated notes as described under “—Certificated Notes” below.

Investors may hold their interests in the global notes for the U.S. dollar-denominated Notes directly through DTC, if they are participants, or indirectly through organizations that are DTC participants, including Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the global notes on behalf of their DTC participants through their respective depositaries, which in turn will hold such interests in such global notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

Payments of the principal of and interest on the global notes for the U.S. dollar-denominated Notes will be made to DTC or its nominee, as the holder of such global notes. None of the Republic, the underwriters or the fiscal agent will have any responsibility or liability for any aspect of the records relating to or payments made to an account of beneficial ownership interests in the global notes for the U.S. dollar-denominated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Republic expects that DTC or its nominee, upon receipt of any payment of principal of or interest on a global note for the U.S. dollar-denominated Notes held by it or its nominee, will immediately credit DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. The Republic also expects that payments by DTC participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices. Such payments will be the responsibility of such participants.

DTC will take any action permitted to be taken by a holder of the U.S. dollar-denominated Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more DTC participants to whose DTC account interests in the global notes are credited, and only in respect of such portion of the aggregate principal amount of the U.S. dollar-denominated Notes as to which such DTC participant or DTC participants has or have given such direction.

Certificated Notes

The Republic will issue certificated notes in exchange for the global notes if:

•

in the case of a global note deposited with or on behalf of DTC, DTC or any successor depositary notifies the Republic that it is unwilling or unable to continue as a depositary for such global notes or ceases to be a “clearing agency” registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

•

in the case of a global note deposited directly with, or with a common depositary for, Euroclear or Clearstream, Euroclear or Clearstream or the common depositary for Euroclear and Clearstream notifies the Republic that it is unwilling or unable to continue as a depositary, or is ineligible to act as depositary; or

•	the Republic, in its sole discretion, executes and delivers to the fiscal agent an order that such global notes will be exchangeable into certificated notes.

For so long as the Notes are listed on the Singapore Stock Exchange and the rules of the Singapore Stock Exchange so require, in the event any global notes are exchanged for certificated notes, an announcement of such exchange will be made by or on behalf of the Republic through the Singapore Stock Exchange. Such announcement will include all material information with respect to the delivery of the certificated notes, including details of the paying agent in Singapore.

The holder of a certificated note may transfer such certificated note by surrendering it at the office maintained for such purpose in the Borough of Manhattan, the City of New York, which initially will be the office of the fiscal agent.

CLEARANCE AND SETTLEMENT

The Republic has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream. The Republic accepts responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its DTC participants and facilitate the clearance and settlement of securities transactions between its DTC participants. It does this through electronic book-entry changes in the accounts of its direct DTC participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct DTC participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their Euroclear/Clearstream participants and facilitate the clearance and settlement of securities transactions between their Euroclear/Clearstream participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their Euroclear/Clearstream participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of the Euro-denominated Notes through Euroclear and Clearstream

The Republic will issue the Euro-denominated Notes in the form of one or more fully registered global notes which will be deposited with the common depositary for, and registered in the name of a nominee of, Euroclear and Clearstream. Beneficial interests in the Euro-denominated Notes can only be held in the form of book-entry interests through Euroclear/Clearstream participants in such systems, or indirectly through organizations that are Euroclear/Clearstream participants in such systems.

The Republic and the fiscal agent generally will treat the registered holder of the Euro-denominated Notes, initially The Bank of New York Depository (Nominees) Limited, as the absolute owner of the Euro-denominated Notes for all purposes. Once the Republic and the paying agent for Euroclear and Clearstream make payments to the registered holder, the Republic and the paying agent for Euroclear and Clearstream will no longer be liable on the Euro-denominated Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Euro-denominated Notes, including Euroclear, Clearstream and their respective Euroclear/Clearstream participants, to exercise any of the rights granted to holders of Euro-denominated Notes.

Ownership of the U.S. dollar-denominated Notes through DTC, Euroclear and Clearstream

The Republic will issue the U.S. dollar-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the global notes through Euroclear or Clearstream, if you are a DTC participant in such systems, or indirectly through organizations that are DTC participants in such systems. Euroclear and Clearstream will hold their Euroclear/Clearstream participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

The Republic and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the U.S. dollar-denominated Notes for all purposes. Once the Republic and the fiscal agent make payments to the registered holder, the Republic and the fiscal agent will no longer be liable on the U.S. dollar-denominated Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the U.S. dollar-denominated Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its DTC participants, or persons holding beneficial interests in the U.S. dollar-denominated Notes through such DTC participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the U.S. dollar-denominated Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the U.S. dollar-denominated Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the U.S. dollar-denominated Notes, other than reasonable fees and indemnity satisfactory to the fiscal agent for the replacement of lost, stolen, mutilated or destroyed U.S. dollar-denominated Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the U.S. dollar-denominated Notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct DTC participants, who in turn act on behalf of indirect DTC participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Euroclear/Clearstream participants will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the U.S. dollar-denominated Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the U.S. dollar-denominated Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account, and the U.S. dollar-denominated Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the U.S. dollar-denominated Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the U.S. dollar-denominated Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the U.S. dollar-denominated Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the U.S. dollar-denominated Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the U.S. dollar-denominated Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the U.S. dollar-denominated Notes were credited to the participant’s account. However, interest on the U.S. dollar-denominated Notes would accrue from the value date. Therefore, in many cases the interest income on the U.S. dollar-denominated Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the U.S. dollar-denominated Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer U.S. dollar-denominated Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the U.S. dollar-denominated Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the U.S. dollar-denominated Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the U.S. dollar-denominated Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the U.S. dollar-denominated Notes, but funds movement will take place separately.

Finally, day traders who use Euroclear or Clearstream and who purchase U.S. dollar-denominated Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the U.S. dollar-denominated Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the U.S. dollar-denominated Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

TAXATION

Korean Taxation

For a discussion of certain Korean tax considerations that may be relevant to you if you invest in the Notes, see “Taxation—Korean Taxation” in the accompanying prospectus.

United States Tax Considerations

Stated interest on the Notes is expected to be treated as qualified stated interest for U.S. federal income tax purposes. For a discussion of certain U.S. federal income tax considerations that may be relevant to you if you invest in the Notes, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

The Republic and the underwriters named below have entered into a Terms Agreement dated September 9, 2020 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (Debt Securities) (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. BNP Paribas, Merrill Lynch International, Citigroup Global Markets Limited, J.P. Morgan Securities LLC, Standard Chartered Bank and Mirae Asset Daewoo Co., LTD. are acting as representatives of the underwriters for the Euro-denominated Notes. BNP Paribas, BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Standard Chartered Bank and Mirae Asset Daewoo Co., LTD. are acting as representatives of the underwriters for the U.S. dollar-denominated Notes. Subject to the terms and conditions set forth in the Underwriting Agreement, the Republic has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the following principal amounts of the Notes set out opposite its name below:

Names and addresses of underwriters	Principal Amount of Euro-denominated Notes
BNP Paribas	€116,667,000
Merrill Lynch International	€116,667,000
Citigroup Global Markets Limited	€116,667,000
J.P. Morgan Securities LLC	€116,667,000
Standard Chartered Bank	€116,666,000
Mirae Asset Daewoo Co., LTD.	€116,666,000

Total	€700,000,000

Names and addresses of underwriters	Principal Amount of U.S. dollar-denominated Notes
BNP Paribas	US$	104,167,000
BofA Securities, Inc.	US$	104,166,000
Citigroup Global Markets Inc.	US$	104,167,000
J.P. Morgan Securities LLC	US$	104,166,000
Standard Chartered Bank	US$	104,167,000
Mirae Asset Daewoo Co., LTD.	US$	104,167,000

Total	US$	625,000,000

The Underwriting Agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The Underwriting Agreement also provides that if an underwriter defaults, the purchase commitment of the non-defaulting underwriters may be increased or the offering of the Notes may be terminated.

The underwriters initially propose to offer the Notes at the public offering price described on the cover page of this prospectus supplement. After the offering of the Notes, the underwriters may from time to time change the public offering price and other selling terms. The underwriters may offer the Notes in various jurisdictions through certain of their respective affiliates. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Any underwriter who is not registered as a broker-dealer with the Securities and Exchange Commission will not engage in any transaction related to the Notes in the United States except as permitted by the Exchange Act. BNP Paribas will offer the Notes in the United States through its registered broker-dealer affiliate in the United States, BNP Paribas Securities Corp. Standard Chartered Bank, as incorporated with limited liability in England by Royal Charter, will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by U.S. law. Any offers or sales of any Notes by Mirae Asset Daewoo Co., LTD. will be effected only outside the United States.

The Notes are a new class of securities with no established trading market. Applications have been made to the Singapore Stock Exchange for the listing and quotation of the Notes on the Singapore Stock Exchange. In addition, the Euro-denominated Notes will also be listed on the Frankfurt Stock Exchange in the Open Market. For so long as the Notes are listed on the Singapore Stock Exchange and the rules of the Singapore Stock Exchange so require, the Notes, if traded on the Singapore Stock Exchange, will be traded in a minimum board lot size of S$200,000 (or its equivalent in foreign currencies). Accordingly, the Euro-denominated Notes and the U.S. dollar-denominated Notes, if traded on the Singapore Stock Exchange, will be traded in a minimum board lot size of €200,000 and US$200,000, respectively. The underwriters have advised the Republic that they intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market-making activities with respect to the Notes at any time without notice. Accordingly, the Republic cannot assure you as to the liquidity of any trading market for the Notes.

The Republic has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute with respect to certain payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions, stabilizing transactions and penalty bids. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in this offering, which creates a short position for the underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the Notes originally sold by such dealer are purchased in a stabilizing transaction or a covering transaction to cover short positions. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Singapore Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time, and must discontinue them after a limited period.

The amount of net proceeds of the Euro-denominated Notes and the U.S. dollar-denominated Notes is €701,022,000 and US$612,431,250, respectively, after deducting underwriting discounts but not estimated expenses. The total of the Republic’s expenses for this offering are estimated to be approximately US$200,000. The underwriters have agreed to pay certain of the expenses incurred in connection with the offering of the Notes.

In the ordinary course of their respective businesses, some of the underwriters and/or their respective affiliates have engaged, and may in the future engage, in investment banking, commercial banking, advisory or other services for the Republic for which customary compensation and expense reimbursement has been or will be received.

Delivery of the Notes

The Republic expects to make delivery of the Notes against payment for the Notes in same-day funds on or about September 16, 2020, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 promulgated under the Exchange Act, U.S. purchasers are generally required to settle trades in the secondary market in two business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on any day prior to the second business day from the settlement, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Non-U.S. Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the Notes in any jurisdiction where action for that purpose is required. Accordingly, the Notes may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the Notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

If a jurisdiction requires that an offering of the Notes be made by a licensed broker or dealer and the underwriters or any affiliate of the underwriters is a licensed broker or dealer in that jurisdiction, such offering shall be deemed to be made by the underwriters or such affiliate on behalf of the Republic in such jurisdiction.

Korea

Each underwriter has severally represented and agreed that the Notes have not been offered, sold or delivered, and will not be offered, sold or delivered, directly or indirectly, to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations. Any securities dealer to whom the Notes are sold will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

European Economic Area

In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), each underwriter has severally represented and agreed that the Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus have not been and will not be offered to the public in any Relevant State, except that an offer to the public of any Notes in that Relevant State may be made at any time under the following exemptions under Regulation (EU) 2017/1129 (the “Prospectus Regulation”):

(a)	to legal entities which are qualified investors as defined in the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation); or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Notes shall require the Republic or each of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in a Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

United Kingdom

Each underwriter has severally represented and agreed that it:

(a)

has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Republic; and

(b)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Japan

Each underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan. Accordingly, it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and (ii) in compliance with the other relevant laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Hong Kong

Each underwriter has severally represented and agreed that it:

(a)

has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and

(b)

has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each of the underwriters has severally represented, warranted and agreed that it has not offered or sold the Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell the Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

i.	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

ii.	where no consideration is or will be given for the transfer;

iii.	where the transfer is by operation of law;

iv.	as specified in Section 276(7) of the SFA; or

v.	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Republic of Italy

The offering has not been cleared by the Commissione Nazionale per la Società e la Borsa (“CONSOB”) (the Italian securities exchange commission), pursuant to Italian securities legislation and will not be subject to formal review by CONSOB. Accordingly, each underwriter has severally represented and agreed that any offer, sale or delivery of the Notes or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Notes in the Republic of Italy will be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

Any such offer, sale or delivery of the Notes or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Notes in the Republic of Italy must be:

(a)

made by soggetti abilitati (including investment firms, banks or financial intermediaries, as defined by Article 1, first paragraph, letter r), of the Italian Financial Act), to the extent duly authorized to engage in the placement and/or underwriting and/or purchase of financial instruments in the Republic of Italy in accordance with the relevant provisions of Legislative Decree No. 58 of 24 February 1998, CONSOB Regulation No. 20307 of 15 February 2018, as amended, Italian Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Act”), the Issuer Regulation and any other applicable laws and regulations;

(b)

in compliance with Article 129 of the Italian Banking Act, as amended, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in the Republic of Italy and the relevant implementing guidelines of the Bank of Italy issued on 25 August 2015 (as amended on 10 August 2016); and

(c)

in compliance with all relevant Italian securities, tax, exchange control and any other applicable laws and regulations and any other applicable requirement or limitation that may be imposed from time to time by CONSOB, the Bank of Italy or any other relevant Italian competent authorities.

Switzerland

The offering of the Notes in Switzerland is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”). The Notes will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This prospectus supplement does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the Notes.

LEGAL MATTERS

The validity of the Notes is being passed upon for the Republic by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Lee & Ko, Seoul, Korea. Certain legal matters will also be passed upon for the underwriters by Clifford Chance, and by Bae, Kim & Lee LLC, Seoul, Korea. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Clifford Chance may rely as to matters of Korean law upon the opinions of Lee & Ko and Bae, Kim & Lee LLC, and Lee & Ko and Bae, Kim & Lee LLC may rely as to matters of New York law upon the opinions of Cleary Gottlieb Steen & Hamilton LLP and Clifford Chance.

GENERAL INFORMATION

The issue of the Notes has been authorized by the National Assembly pursuant to a resolution adopted on December 10, 2019. Other than as disclosed in this prospectus supplement and the accompanying prospectus, there has been no material adverse change in the financial position or affairs of the Republic since December 31, 2019 and the Republic is not a party in any litigation, arbitration or administrative proceeding that is material in the context of the issue of the Notes and is not aware of any such litigation, arbitration or administrative proceeding whether pending or threatened.

For so long as the Notes are listed on the Singapore Stock Exchange and the rules of the Singapore Stock Exchange so require, in the event any global notes are exchanged for certificated notes, the Republic will appoint and maintain a paying agent in Singapore, where the certificated notes may be presented or surrendered for payment or redemption. In addition, in the event any global notes are exchanged for certificated notes, an announcement of such exchange will be made by or on behalf of the Republic through the Singapore Stock Exchange. Such announcement will include all material information with respect to the delivery of the certificated notes, including details of the paying agent in Singapore. So long as the Notes are listed on the Singapore Stock Exchange and the rules of the Singapore Stock Exchange so require, the Notes, if traded on the Singapore Stock Exchange, will be traded in a minimum board lot size of S$200,000 (or its equivalent in foreign currencies). Accordingly, the Euro-denominated Notes and the U.S. dollar-denominated Notes, if traded on the Singapore Stock Exchange, will be traded in a minimum board lot size of €200,000 and US$200,000, respectively.

The registration statement with respect to the Republic and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act. Additional information concerning the Republic and the Notes is contained in the registration statement and amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 100 F Street N.E., Washington, D.C. 20549.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

	Common Code	ISIN
Euro-denominated Notes	222696968	XS2226969686

	CUSIP	ISIN
U.S. dollar-denominated Notes	50064F AS3	US50064FAS39

ISSUER

The Republic of Korea

Ministry of Economy and Finance

Sejong Government Complex

477 Galmae-ro

Sejong-si 30109

The Republic of Korea

LEGAL ADVISERS TO THE REPUBLIC OF KOREA

as to matters of Korean law	as to matters of United States law

Lee & Ko	Cleary Gottlieb Steen & Hamilton LLP
Hanjin Building	c/o 19th Floor, Ferrum Tower
63 Namdaemun-ro, Jung-gu	19 Eulji-ro 5-gil, Jung-gu
Seoul 04532	Seoul 04539
The Republic of Korea	The Republic of Korea

LEGAL ADVISERS TO THE UNDERWRITERS

as to matters of Korean law	as to matters of United States law

Bae, Kim & Lee LLC	Clifford Chance
Centropolis B	22nd Floor, D1 Tower
26 Ujeongguk-ro, Jongno-gu	17, Jongno-3 gil, Jongno-gu
Seoul 03161	Seoul 03155
The Republic of Korea	The Republic of Korea

FISCAL AGENT

The Bank of New York Mellon

240 Greenwich Street

New York NY 10286

United States of America

PAYING AGENT FOR THE EURO-DENOMINATED NOTES	REGISTRAR & TRANSFER AGENT FOR THE EURO-DENOMINATED NOTES

The Bank of New York Mellon, London Branch	The Bank of New York Mellon SA/NV, Luxembourg Branch
One Canada Square	Vertigo Building – Polaris
London E14 5AL	2-4 rue Eugène Ruppert
United Kingdom	L-2453 Luxembourg

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542